Exhibit 99.2

CONSENT OF GOLDMAN, SACHS & CO.

December 4, 2009

Board of Directors
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

Re: Initially Filed Registration Statement on Form S-4 of The Stanley Works

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 2, 2009, with respect to the fairness from a financial point of view to The Stanley Works (the “Company”) of the exchange ratio of 1.275 shares of common stock, par value $2.50 per share, of the Company to be issued in exchange for each share of common stock, par value $0.50 per share, of The Black & Decker Corporation (“Black & Decker”) pursuant to the Agreement and Plan of Merger, dated as of November 2, 2009, by and among the Company, Blue Jay Acquisition Corp. and Black & Decker.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent (i) to the reference to our opinion under the captions “SUMMARY—Opinion of Stanley’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Stanley Board of Directors; Stanley’s Reasons for the Merger”, and “THE MERGER—Opinion of Stanley’s Financial Advisors”, and (ii) to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)